Exhibit 23.2
Consent of Independent Auditors
The Board of Directors

Minera Escondida Limitada:
We consent to the incorporation by reference in the registration statement on Form S-8 of Rio Tinto plc and Rio Tinto Limited of our report dated October 15, 2006, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2006 and 2005 and the related statements of income, equity and cash flows for the years then ended, which report appears in the December 31, 2006, annual report on Form 20-F of Rio Tinto plc and Rio Tinto Limited.

/s/ KPMG Auditores Consultores Ltda.
Santiago, Chile
December 7, 2007